EXHIBIT 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-39529, No. 333-76935, No. 333-57504, and No. 333-85846) of Crown Holdings, Inc. of our report dated June 26, 2003 relating to the financial statements of Crown Cork & Seal Company, Inc. Retirement Thrift Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 27, 2003